STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT (this "Agreement") made as of December 7, 1994, between SYNETIC, INC., a Delaware corporation (the "Company"), and [Name of Optionee] ("Optionee").

                                     RECITAL

         The Company desires to provide Optionee with an opportunity to acquire shares of Common Stock of the Company, subject to stockholder approval. As a result, the Company has elected to issue to Optionee an option to acquire 125,000 shares of its Common Stock (as defined below) and intends that such option comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the extent that any provision of this Agreement or any action by the Board (as defined below) or the Committee (as defined below) fails to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or the Committee. Moreover, in the event that this Agreement does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to price and amount of Options) shall be deemed automatically to be incorporated by reference into this Agreement if the Optionee is subject to Section 16 of the Exchange Act.

                                   AGREEMENTS

         In consideration of the Recital (which is incorporated by reference) and the mutual covenants of this Agreement, the Company and Optionee agree as follows:

         1. Confirmation of Grant of Option. Pursuant to a determination by the Stock Option Committee of the Board of Directors of the Company (the "Board"), effective as of the date first set forth above (the "Date of Grant"), the Company hereby confirms that Optionee has been granted, subject to the terms of this Agreement and approval by the Company's stockholders at the 1994 Annual Meeting of Stockholders, the right (the "Option") to purchase 125,000 shares of Common Stock, $.01 par value, of the Company ("Common Stock"). All of the shares hereunder are hereinafter referred to as "Shares". Said number of Shares subject to the Option may be adjusted as provided in Section 9. As used herein, "Committee" shall mean the Stock Option Committee of the Board (and any successor committee appointed by the Board), which shall consist of two or more directors of the Company, all of whom shall be "disinterested" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act.

         2.       Exercisability of Option.

                  2.1. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.4 and 2.5), the Option shall become exercisable (i.e., "vested"):

                           2.1.1.   with respect to 20% of the Shares, on and
after the first anniversary of the Date of Grant;

                           2.1.2.   with respect to an additional 20% of the
Shares, on and after the second anniversary of the Date of Grant;

                           2.1.3.   with respect to an additional 20% of the
Shares, on and after the third anniversary of the Date of Grant;

                           2.1.4.   with respect to an additional 20% of the
Shares, on and after the fourth anniversary of the Date of Grant; and

                           2.1.5.   with respect to the remainder of the Shares,
on and after the fifth anniversary of the Date of Grant.

                  Notwithstanding the foregoing, unless otherwise permitted by the Committee, the Option shall not become exercisable until the date six months following the date that the grant of the Option is approved by the stockholders of the Company at the Company's 1994 Annual Meeting of Stockholders.

                  2.2. The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                           2.2.1.   The tenth anniversary of the Date of Grant;

                           2.2.2.   Subject to the provisions of Sections 2.3,
2.4, 2.5 and 2.6 below, 90 days following the date of termination of Optionee's status as an employee of the Company for any reason in the case of the vested portion of the Option and immediately following such date of termination in the case of the unvested portion of the Option, provided that if, prior to the expiration of such 90-day period, Optionee is retained as a consultant by the Company, Optionee shall be deemed to continue to be an employee of the Company for purposes of this Section 2.2 and Section 2.3 until 90 days following the date Optionee shall cease to be so retained, unless the Board or the Committee shall determine, in its sole discretion, that retention of Optionee as a consultant shall not be deemed to result in continuation as an employee for purposes of this Section 2.2 and Section 2.3 with respect to either (a) all Shares covered by the Option or (b) the Shares for which the Option has not yet become exercisable, pursuant to Section 2.1, as of the date of termination of employment. Any such continuation shall not be deemed the grant of a new Option.

                  2.3. If Optionee dies while an employee of the Company or within the 90-day period following the date of termination of Optionee's status as an employee of the Company, any unexercised portion of the Option which was otherwise exercisable on the date of death shall be exercisable by Optionee's personal representatives or, if no personal representative is required by the governing state law, Optionee's heirs at law, at any time within the one-year period from the date of death.

                  2.4. If Optionee's employment is terminated by the Company for any reason other than for "Cause" (as defined below), the Option shall continue after such termination in accordance with its terms until the later of
(a) one year following the date of such termination and (b) one year following the second vesting of the Option. For purposes of this Agreement, "Cause" shall mean:

                  (a) a determination in good faith by the Board that Optionee's actions or inactions as to the performance of duties and responsibilities reasonably required of Optionee constituted gross negligence or willful misconduct; or

                  (b) Optionee's failure to conform in all material respects with any significant business policies or procedures of the Company as determined, in good faith, by the Board; or

                  (c) any willful and material violation by Optionee of any federal or state law or regulation applicable to the business of the Company, or Optionee's conviction of a felony, or any willful perpetration by Optionee of a common law fraud.

                  2.5. Notwithstanding any other provision of this Agreement, the right to exercise any unvested portion of the Option may be accelerated by the Board or the Committee and shall accelerate, without any action by the Board or the Committee (which event shall not be deemed the grant of a new option), eighteen months following a Change of Control (as defined below) and will become immediately exercisable following a Change of Control upon the occurrence of any of the following:

                  (a)      termination of Optionee by the Company without Cause,

                  (b) resignation by Optionee for "Good Reason" (as defined below), or

                  (c)      Optionee's death or disability.

                           2.5.1.   For purposes of this Agreement, "Good
Reason" shall mean:

                  (a) the Company's material breach of any material terms of an employment agreement between Optionee and the Company (an "Employment Agreement"), if any;

                  (b) relocation without Optionee's consent to an office outside the greater New York City Metropolitan area;

                  (c) any material change in Optionee's duties or responsibilities that results in:

                           (i) Optionee no longer having duties and responsibilities equal to or greater than those prior to the "Change of Control", or

                           (ii) Optionee being required, without consent, to devote more than a de minimis amount of time to an area of activity Optionee is not engaged in as of the "Change of Control" date.

                           2.5.2.   For purposes of this Agreement, a "Change of
Control" shall be deemed to have occurred if:

                           (a) both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the Company, excluding, for purposes of computing the number of voting securities outstanding, any such voting securities required, pursuant to the Amended and Restated Investment Agreement, dated as of September 13, 1994, between the Company and Martin J. Wygod (the "Investment Agreement"), to be voted in the manner set forth in Sections 3(a)(i) or 4(a)(i), as the case may be, of the Investment Agreement ("50% Voting Power") and (ii) following such acquisition of 50% Voting Power, the Chairman of the Board and the Chief Executive Officer of the Company immediately prior to the acquisition of 50% Voting Power shall cease to hold one or more of the following positions: Chairman of the Board or Chief Executive Officer of the Company or a senior executive officer of the acquirer of 50% Voting Power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50% Voting Power; or

                           (b) both (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") shall have occurred and (ii) following such Business Combination, the Chairman of the Board and the Chief Executive Officer of the Company immediately prior to such Business Combination shall cease to be Chairman of the Board or Chief

         Executive Officer of, or to hold a senior executive position in, the corporation resulting from such Business Combination, with duties and responsibilities greater than or substantially equivalent to those prior to such Business Combination; or

                           (c) a complete liquidation or dissolution of the Company shall have occurred.

                  2.6. Notwithstanding anything to the contrary contained herein, in no event shall the Option be exercisable after the expiration of ten years from the date of this Agreement.

         3. Method of Exercise of Option. The Option may be exercised by Optionee (or by Optionee's personal representatives or heirs at law, as provided in Section 2, but by no other person) as to all or (at Optionee's election) part of the Shares as to which the Option is then exercisable (that is, vested) under
Section 2 by giving written notice of exercise to the Company at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares (as determined pursuant to Section 4) together with any amount required for payroll withholding tax under all applicable federal, state or local laws or regulations. The failure to exercise the Option, in whole or in part, as to any vested exercise rights shall not constitute a waiver of these rights. The Company shall cause certificates for the Shares so purchased to be delivered to Optionee or Optionee's personal representatives or heirs at law, at its principal business office, against payment in full of the Option price for such Shares (as determined pursuant to Section 4), as soon as practicable following receipt of the notice of exercise and the applicable purchase price. The Option price shall be paid in cash, certified check or bank draft, or (if the shares of Common Stock of the Company are then publicly traded) in fully paid shares of Common Stock of the Company (valued for this purpose at their then fair market value determined by the Committee), consistent with practices permitted by the Committee or a combination of the two.

         4. Option Price. Subject to adjustment as provided in Section 9, the purchase price of the Shares covered by this Agreement shall be $10.00 per Share.

         5. Non-Transferability of Option. The Option shall not be transferable otherwise than by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as permitted in the preceding sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to levy, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate the Option contrary to the provisions of this Agreement, and any levy, attachment or similar process upon the Option shall be null and void and without effect, and the Board or the Committee may, in its discretion, upon the happening of any such event, terminate the Option as of the date of such event.

         6. No Rights Prior to Issuance of Shares. The holder of the Option shall not have any rights to dividends nor any other rights of a shareholder with respect to the Shares covered by the Option until the Shares have been issued (as evidenced by the appropriate entry on the books of the transfer agent of the Company) following exercise of the Option prior to its termination.

         7.       Restrictions on Exercise and on Common Stock.

                  7.1. The Shares issued upon exercise of the Option shall be issued only to Optionee or a person permitted to exercise the Option pursuant to Section 2.3. Each share certificate representing Shares purchased upon exercise of the Option shall bear a legend stating that the Shares evidenced thereby may not be sold or transferred except in compliance with the Securities Act of 1933, as amended (the "1933 Act"). Unless the Shares are covered by an effective Registration Statement as provided in the following paragraph, the certificate(s) may be made subject to a stop transfer order placed with the Company's transfer agent.

                  7.2. Notwithstanding any other provision of this Agreement, unless the issuance of Shares upon exercise of the Option shall then be covered by an effective registration statement under the 1933 Act (which the Company hereby agrees promptly to file on Form S-8 or another appropriate form, unless the Company reasonably determines at the time of such exercise that the sale of Shares by Optionee at such time would violate applicable law (other than a violation relating to the failure to register the Shares as required hereunder), with respect to insider trading or otherwise, or then existing policies of the Company consistently applied to all senior officers of the Company holding options to purchase Common Stock), the Company shall have no obligation to issue any Shares pursuant to an exercise of the Option unless the Company concludes, in good faith, that said sale may be effected pursuant to an exemption from the registration requirements of the 1933 Act and applicable state blue sky laws. If the Company's Common Stock is not then publicly traded, the Company shall have no obligation to file a registration statement or take other steps to permit the Shares to be issued in compliance with the 1933 Act and applicable state blue sky laws. It shall be a further condition to the Company's obligation to issue and deliver to Optionee certificates for those Shares, that Optionee deliver to the Company in writing a representation that such Optionee is exercising such Option for his own account and, unless the Shares are then registered under the 1933 Act, for investment only and not with a view to distribution and that the Optionee will not make any sale, transfer or other disposition of any Shares purchased except (i) pursuant to the registration thereof under the 1933 Act, (ii) pursuant to an opinion of counsel satisfactory in form and substance to the Company that the sale, transfer or other disposition may be made without registration, or (iii) pursuant to a "no-action" letter from the Securities and Exchange Commission. Optionee has been advised and understands that the Shares must be held indefinitely unless they are registered for resale under the 1933 Act or an exemption from registration is available and that the Company is under no obligation to take any action which would make available to the holder any exemption from registration. In the event any Option hereunder terminates during a period during which the Shares are not registered pursuant to an S-8 Registration

(or otherwise), the termination of such Option shall be suspended until 90 days after such registration has become effective. With respect to Shares registered for resale under the 1933 Act, the Company will provide Optionee with customary indemnification agreements from liability arising under the 1933 Act and related laws and regulations.

         8. Right to Terminate Employment. This Agreement does not constitute a contract of, or an implied promise to continue, Optionee's employment or status with the Company or any subsidiary of the Company; and nothing contained in this Agreement shall confer upon Optionee the right to continue such employment or status; nor does this Agreement affect the right of the Company to terminate Optionee's employment at any time. Optionee shall have no rights in the benefits conferred by the Option or in any Shares except to the extent the Option is exercised while vested and prior to termination. Termination of the Option by reason of rightful termination of employment shall give no rise for any claim for damages by Optionee under this Agreement and shall be without prejudice to any rights or remedies which the Company or any subsidiary of the Company may have against Optionee.

         9.       Adjustment.

                  9.1. In the event of any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Company, or any other recapitalization of the Company, or any business combination or other transaction involving the Company, which shall substantially affect the rights of holders of Common Stock, the Board or the Committee shall make such appropriate adjustments to the number of Shares and price per Share covered by the Option, and any other rights under the Option, as deemed appropriate by the Board or the Committee, as the case may be (whose good faith determination shall be absolute and binding upon Optionee), to provide Optionee with a benefit equivalent to that to which Optionee would have been entitled if such event had not occurred; provided, however, that if, as a result of such event, the Common Stock is no longer publicly traded, the Board or the Committee shall make such appropriate adjustments to the unvested portion of the Option, as deemed appropriate by the Board or the Committee, as the case may be (whose good faith determination shall be absolute and binding upon Optionee), to provide Optionee with a benefit equivalent to that to which Optionee would have been entitled if Optionee would have had the right to exercise any unvested portion of the Option immediately prior to such event. The Committee or the Board, as the case may be, shall provide for appropriate adjustment of the Option in the event of stock dividends or distributions of assets or securities of other companies owned by the Company to stockholders relating to Common Stock for which the record date is prior to the date the Shares purchased by exercise of the Option are issued or transferred, except that no such adjustment shall be made for cash dividends or stock dividends of 10% or less (cumulatively, in the aggregate).

                  9.2. In the event of a change in the presently authorized Common Stock of the Company which is limited to a change of all of its presently authorized shares of Common Stock with par value into the same number of shares without par value, or any change of all of the then authorized shares of Common Stock with par value into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be Shares as defined in Section 1, and no change in the number of shares covered by the Option or in the Option price shall take place.

         10. Taxes. If the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of the Option, the Company shall be entitled to deduct and withhold such amounts from any cash payments to be made to Optionee. In any event, Optionee shall make available to the Company, promptly when requested by the Company, sufficient funds or Shares (consistent with practices permitted by the Committee) to meet such withholding obligations.

         11. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Company shall be addressed to it at its principal office, attention of the Chief Financial Officer, with a copy to the Secretary. Each notice to Optionee (or other person or persons then entitled to exercise the Option) shall be addressed to Optionee (or such other person or persons) at Optionee's most recent address on the books of the Company. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect. Each notice shall be deemed to have been given on the day it is received.

         12. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. Subject to Section 2.3, rights granted to the Company under this Agreement shall be binding upon Optionee's personal representatives and heirs at law.

         13. Source of Rights. This Agreement shall be the sole and exclusive source of any and all rights which Optionee, and Optionee's personal representatives or heirs at law, may have in respect of the Option as granted hereunder. In the event of any conflict between the provisions of an Employment Agreement, if any, and of this Agreement, the provisions of such Employment Agreement shall prevail.

         14. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         15. Interpretation and Construction. The Option shall be administered by the Committee. The Committee shall have authority to interpret and construe the terms of the Option, to make all determinations necessary or advisable for the administration of the Option (including determinations relating to the delivery of shares of Common Stock in payment of the purchase price of the Shares covered by the Option and any tax withholding obligations, subject to compliance with any applicable rules promulgated under Section 16 of the Exchange Act). The good faith interpretation and construction by the Board or by the Committee of any provision of this Agreement shall be final and conclusive and binding on the parties hereto.

         16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to any principles of conflict of laws.


                                    Execution

                  The parties signed this Agreement as of the day and year first above written, whereupon it became binding in accordance with its terms.

                                            SYNETIC, INC.


                                            By:
                                               --------------------------------
                                               Name:     Paul C. Suthern
                                               Title:    President


                                            -----------------------------------
                                            [Name of Optionee]